Exhibit 10.3

THIS AGREEMENT is made the  30th day of November 1998.

BETWEEN: AON GROUP, INC. whose registered office is situated at 123 North Wacker Drive, Chicago, Illinois 60606, U.S.A. (“the Group”), AON GROUP LIMITED (“the Company”) whose registered office is situated at 8 Devonshire Square, London. EC2M 4PL and Mr. Dennis Leonard Mahoney of Holne Chase Wilderness Road Chislehurst Kent (“the Executive”) of the other part.

IT IS HEREBY AGEEED AS FOLLOWS:

1              (A)    The Executive shall be employed by the Company in the capacity set out in paragraph 2 of the Schedule and shall perform such duties and exercise such powers as the Group may from time to time decide, in a competent and expeditious manner.

(B)    The Executive shall, when reasonably required by the Group, perform services not only for the Company but also for any other Group Company.

(C)    The Executive shall comply with the reasonable directions from time to time of the Board of Directors of the Group (“the Board”).

2              (A)    The Executive shall, unless prevented by physical or mental incapacity, devote his whole time and attention to the business of the Company and the Group and shall use his best endeavours to promote their interests and financial success, giving to the Company and the Group at all times the full benefit of his knowledge, expertise and skill. He shall not knowingly do and shall exercise his best endeavours to prevent there being done, any act or thing which may in any way be prejudicial or detrimental to the Company or the Group.

(B)    The Executive’s hours of work shall be such hours as may be reasonably necessary for the proper discharge of his duties, but shall nor be less than 35 hours during normal office hours.

3              (A)    This Agreement shall commence on          November, 1998 and shall supersede all or any existing agreements which may exist between the Executive and any Group Company, and subject to the provisions for early termination contained herein, the Executive’s employment shall continue until the Planned Expiration Date as set forth in Paragraph 3 of the Schedule unless the Company tenders earlier written notice equal to the number of months between the date of the giving of notice and the Planned Expiration Date, or the Executive’s giving to the Company 12 months’ written notice expiring at any time.

(B)    Notwithstanding anything to the contrary in sub-clause 3(A) above, the Company may make a payment of basic salary in lieu of notice. If the Company makes a payment of basic salary in lieu of notice it will also, subject to sub-clauses 3(C) and 3(D) below make provision for:

(i)      the continuation of additional benefits as set out in paragraph 16 of the Schedule hereto from the date of the said termination for a period equivalent to the notice period referred to in clause 3(A) above;

(ii)     the continued provision of the Executive’s benefits in accordance with the rules and regulations of the Group car scheme, from the date of the said termination for a period equivalent to the notice period referred to in clause 3(A) above;

(iii)    subject as mentioned in sub-paragraph (iv) of his paragraph 3(B), the Executive will be granted pension benefits calculated as if the Executive had worked until the expiry of the notice period referred to in clause 3(A) above, or until the Executive’s Normal Retirement Date as specified in paragraph 9 of the Schedule hereto (if earlier), at a salary equivalent to his basic salary at the date of the said termination. The benefits shall be provided at the Company’s discretion from either:

(a)   the Exempt Approved Pension Scheme specified in paragraph 10 of the Schedule hereto (subject to the consent of the trustees for the time being of the said scheme), or

(b)   any other Exempt Approved Scheme, or

(c)   a combination of (a) and (b) above.

(iv)    This paragraph shall be subject to the consent of the Inland Revenue (if necessary) and to any limits from time to time imposed by the Inland Revenue upon Exempt Approved Schemes, and sub-paragraph 3(B)(iii) above shall operate only to the extent (if at all) as permitted by the Inland Revenue. The expression “Exempt Approved Scheme” shall have the meaning atttibuted to it by Section 592(1) of the Income and Corporation Taxes Act 1988.

(v)     An amount in substitution for any payment which might have been paid from participation in any bonus scheme as described in 4(C) below.

(C)    The provision of the additional benefits referred to in clause 3(B)(i) and (ii) above will cease immediately should the Executive commence new employment at any time prior to the expiry of the period referred to in clause 3(A) above.

(D)    If renewed, this Agreement will terminate automatically on 20th September, 2010 the Executive’s 60th birthday as set out in paragraph 10 of the Schedule hereto. The Executive shall be entitled to participate in any bonus scheme as described in 4(C) below, on a pro-rata basis in his final year of service under this Agreement, should his Normal Retirement Date fall other than on the date on which the bonus is calculated.

4              (A)    The Executive shall be paid an annual salary of not less than that specified in paragraph 6 of the Schedule, and such salary will accrue from day to day and will be paid monthly in arrears.

(B)    Dining the period of his employment the Group shall annually, on the date specified in paragraph 8 of the Schedule, review the Executive’s salary and any subsequent increase will have regard to his performance and other circumstances which the Group considers relevant.

(C)    The Executive shall be eligible for the bonus set forth in paragraph 7 of the Schedule.

(D)    As of the date of this Agreement Executive shall receive 50,000 shares of Aon Corporation common stock, $1.00 par value per share (the “Awards”) pursuant to the Aon Stock Award Plan, as amended and restated through 1997, and as thereafter amended from time to time (the “Plan”). The Awards shall be adjusted for any stock splits, exchanges or recapitalizations, and, once made, shall continue to vest in accordance with the Plan vesting schedule if Executive’s employment is terminated by the Company (except if terminated pursuant to Clause 14 herein in which event vesting shall immediately cease) and Executive continues to abide by the provisions of Clauses 16 and 17 herein as if there were no expiration of any temporal limitations in such Clauses 16 and 17.

(E)     The Company shall be entitled to deduct from the Executive’s salary and benefits, all sums owing from the Executive to the Company or any Group Company.

5              The Company or a Group Company, as appropriate, shall pay or reimburse the Executive for all expenses properly and reasonably incurred by him in the performance of his duties, upon production of all relevant receipts and vouchers where available.

6              The Executive shall be entitled to:

(A)    membership of the pension scheme as referred to in paragraph 11 of the Schedule, or such Scheme or Schemes as the Company may from time to time operate for its employees in accordance with his offer of membership, and the rules of the Scheme or Schemes from time to time;

(B)    those benefits as set out in paragraph 15 of the Schedule hereto;

(C)    Other benefits including, but not limited to, those Benefits as set out in paragraph 16 of the Schedule hereto, subject to the rules of each of the schemes from time to time.

7              (A)    The rules governing absence from work due to sickness or injury are set out in the Employee Handbook.

(B)    Subject to those rules, the Executive shall be entitled to his full salary and benefits for up to an aggregate of 6 (six) months in any 12 (twelve) month period for absence due to sickness or injury, and thereafter will be eligible for consideration to receive benefit under the Permanent Health Insurance Scheme.

8              The Executive’s principal place of work at the date hereof is in London. The Executive may be required to travel on the business of the Company or any Group Company in the proper performance of his duties from time to time, and the Executive shall work in such place or places as the Company or any Group Company shall reasonably require.

9              The Executive shall not, without the prior consent in writing of the Group obtained from the President and Chief Operating Officer Aon Group Inc., be directly or indirectly engaged, concerned or interested in the conduct or management of any other business of any kind whatsoever, whether or not in competition with the Company or any Group Company. Nothing in this clause shall, however, prevent the Executive from holding or being beneficially interested in shares or securities quoted on any recognized Stock Exchange or dealt in on the Unlisted Securities Market or on any recognized Over-the-Counter Market, provided that the Executive shall, if reasonably required by the Group, make a full disclosure to the Group of such interest.

10            The Executive shall:

(A)    at all times during the period of his employment, keep secret and use only for the Company and Group’s use and benefit, any Confidential Information;

(B)    at all times after his employment has ended, for whatever reason, keep secret and not use for his benefit or for the benefit of others any Confidential Information obtained or which otherwise came into his possession during his employment;

(C)    The Executive shall not make or write any statement for any representative of television, radio, film or other similar media and shall not write any article for the press or otherwise for publication on any matter connected with or related to the business of the Company or any Group Company without first obtaining the written approval of the President and Chief Operating Officer -Aon Group Inc., such approval not to be unreasonably withheld.

(D)    on the termination of his employment, for whatever reason, immediately return all records, documents, computer disks, papers, notes (including copies) and everything else which is in his possession or under his control and which contains or records (in whatever form or media) Confidential Information and shall not retain copies in any form or manner or media whatsoever.

11            (A)    It shall be part of the duties of the Executive at all times to consider in what manner and by what new methods or devices the services, processes, equipment or systems of the Company or of any other Group Company with which he is concerned, or (or which he is responsible, might be improved and, subject to the provisions of S.39 of the Patents Act 1977, any Intellectual Property created or developed by the Executive at any time during the continuance of his employment, or in any way connected with that employment, must be disclosed to the Company immediately and the Intellectual Property and all parents, designs, trademarks, tradenames, goodwill copyrights and all other forms of Intellectual Property associated therewith, shall to the fullest extent permitted by law belong to, vest in and be the absolute, sole and unencumbered property of the Company.

(B)    The Executive warrants that there is no Intellectual Property made or written at any time by him during the course of his employment by the Company or any other Group Company which is not now wholly, legally and beneficially owned by the Company.

(C)    The Executive undertakes to notify and disclose to the Company in writing full details of all Intellectual Property immediately upon becoming aware of its production, and promptly whenever requested by the Company to hold upon trust for the benefit of the Company any Intellectual Property to the extent that the same may not be and until the same is vested absolutely in the Company.

(D)    The Executive undertakes at the expense of the Company, to execute all such documents, make such applications, give such assistance and do such acts and things as may, in the opinion of the Board, be necessary or desirable to vest in and register or obtain Letters Patent in the name of the Company and otherwise to protect and maintain the Intellectual Property.

12            If the Executive is dissatisfied with any disciplinary decision relating to him, or if he has any grievance arising from his employment, he may refer any such matter to the President and Chief Operating Officer- Aon Group Inc. and if the grievance is not resolved by discussion with him, it will then be referred to the Chairman and Chief Executive Officer - Aon Corporation, whose decision will be conclusive.

13            The Company may from time to time (including but without limitation during all or part of any period of notice to terminate this agreement) suspend or exclude the Executive from the performance of his duties and/or from all or any premises of the Company or any Group Company for any period. The Executive shall continue to receive his full remuneration and other benefits payable or otherwise provided hereunder during such period.

14            (A)    Notwithstanding the provisions of Clause 3, the Company shall be entitled to terminate the Executive’s employment immediately without notice at any time during its continuance, without payment in lieu of notice and without prejudice to any other rights of the Company if:

(i)    the Executive shall have acted in a manner which is prejudicial to the Company, the Group or its or their businesses; or

(ii)   the Executive shall be guilty of any misconduct, or shall fail or neglect efficiently and diligently to perform his duties, or shall refuse or fail to observe any of his obligations (other than minor failures which, being capable of being remedied, are remedied forthwith by the Executive upon being notified thereof by the Board, a director, or any nominee of the Board); or

(iii)    the Executive is legally disqualified from being a director for any reason whatsoever; or

(iv)    the Executive becomes bankrupt, or makes any arrangement or composition with his creditors: or

(v)     the Executive is convicted of any criminal offence or is the subject of an adverse finding of a disciplinary tribunal, other than an offence which, in the opinion of the Company, does not affect his position as an employee of the Company (bearing in mind the nature of the duties in which he is engaged and the capacity in which he is employed); or

(vi)    the Executive is guilty of any conduct tending to bring himself, the Company or any Group Company into disrepute.

In the case of activities subject to review in (i) (ii) (v) and (vi) above, the Board for the time being of Aon Group Inc. shall determine, by a majority decision, whether in their opinion those activities are such as to entitle the Company to terminate the Executive’s employment.

(B)    In the event of the termination of the Executive’s employment by the Company under this Clause, the Company shall not be obliged to make any further payment to the Executive beyond the amount of any remuneration actually accrued to the date of such termination and the Company shall be entitled to deduct from such remuneration any sums owing to it by the Executive.

15            (A)    Upon the termination of the Executive’s employment with the Company, for whatever reason, the Executive shall, upon the request of the Company, resign without claim for compensation from his office as a director of the Company and/or any Group Company, or any other company in which the Company required him to hold office in connection with his appointment and from all other offices and trusteeships held by him in or in connection with such companies.

(B)    Should the Executive fail to resign from his office as a director, or from any other office or trusteeship as is referred to in sub-clause (A) above, either during his employment when requested by the Company so to do, or termination, the Company is irrevocably authorised by the Executive to appoint some person in his place and on his behalf to execute any documents and to do all things requisite to give effect thereto and the Executive agrees forthwith, on the request of the Company, to ratify and confirm all such things done in pursuance of this power.

16            (A)    After the termination of his employment, the Executive shall not, without the prior written consent of the Company, either alone or jointly with or on behalf of any other person, directly or indirectly, as principal, partner, agent, shareholder, director, employee, consultant, or in any other capacity:

(i)    at any time during a period of 12 (twelve) months immediately following the said termination:

(1)     cavass, or solicit the custom of (or procure, or assist the canvassing or soliciting the custom of); or

(2)     supply (or procure, or assist the supply of) any services to or for the benefit of; or

(3)     interfere with, or attempt to interfere with, or assist in the interference with the business relationship of the Company, or any Group Company with:

any person, firm or company who was:

a)      a Client with whom the Executive was involved, either directly or indirectly, or had knowledge of their dealings with the Company, or any Group Company, by reason of his employment, at any time during the said period of 2 (two) years immediately prior to the said termination; or

b)      a Prospective Client at the date of the said termination with whom the Executive was involved, either directly or indirectly,

if such canvassing, solicitation, supply or interference is in respect of services of a kind arranged or provided by the Company, or any Group Company, during the period of 2 (two) years immediately prior to the said termination and with which the Executive was concerned at any time during his employment hereunder; or

(ii)   at any time during the period of 12 (twelve) months immediately following the said termination:

(1)   employ, offer employment to, or engage in any capacity, or solicit the employment or engagement of, or otherwise entice away from the employment of or from any consultancy, office or agency relationship with the Company, or any Group Company; or

(2)   procure or assist any third party so to employ, offer, solicit or otherwise entice away:

any person who is employed by or is an agent, officer or consultant of the Company or any Group Company who is or was personally known to the Executive and who by reason of seniority or position is likely to be in possession of confidential information which is likely to be of assistance to any person firm or company competing with the Company or any Group Company whether or not such person would commit a breach by reason of his leaving the Company or any Group Company.”

(B)    The 12 (twelve) month period mentioned in sub-clauses 16(A)(i) and 16(A)(ii) above shall be reduced by any period during which the Company, in exercising its rights under the provisions of clause 13 above suspends the Executive from performance of his duties and/or excludes the Executive from the premises of the Company, or of any Group Company.

(C)    The Executive repeats the covenants given by himself the Company at sub-clause 16(A) above as a separate covenant save that the words “(for whatever reason and howsoever effected)” shall be deemed inserted after the words “his employment” in the first line thereof”.

(D)    Each of the obligations on the Executive contained in sub-clause (A) and (C) of this Clause constitutes an entirely separate and independent restriction on the Executive notwithstanding that they may be contained in the same paragraph, sentence or phrase.

17            If the Executive shall, whilst this Agreement is in force, (or at any time during a period of 12 (twelve) months immediately following the termination of his employment) receive from any person, firm or company an offer to provide services in any capacity whatsoever, or to enter into employment where acceptance of such offer, or the taking of such employment, might render him in breach of the provisions of this Agreement, he shall promptly provide a copy of this Agreement to the offerer.

18            No amendment to this Agreement shah be effective unless made in writing and signed by, or on behalf of, each of the parties hereto.

19            The provisions of the Schedule hereto and any special terms endorsed upon this Agreement, or otherwise agreed in writing by, or on behalf of, the parties hereto, shall be read and construed as part of this Agreement and shall be enforceable accordingly.

20            Compliance with the provisions of the Employee Handbook are a term of this Agreement. Where the terms and conditions differ, the terms and conditions of this Agreement override those in the Employee Handbook.

21            The Schedule to this Agreement sets out the particulars of the Executive’s employment with the Company in accordance with the requirements of the Employment Protection (Consolidation) Act 1978 Section 1, as amended by the Trade Union Reform and Employment Rights Act 1993.

22            In this Agreement, the following expressions shall have the meanings assigned to them, respectively:

“Associated Company”	means any company, at least 20% of the equity share capital of which is beneficially owned by the Company, or any of its subsidiaries.

“Client”

means an insured party on insurance or reinsurance coverage arranged by the Company, or any Group Company, whether such coverage is arranged either directly, or through the intermediary of any other insurance or reinsurance broker or consultant.

“Confidential Information”

means all information which is of a confidential nature to the Company and the Group, including without limitation business methods and systems and contractual relations, whether with Clients, intermediaries, insurers or underwriters, lists of Clients, Prospective Clients, and any other clients, insurers or underwriters, and all confidential information relating to Clients or Prospective Clients or any other clients, including policy terms, conditions and rates, expiry dates, customer risk characteristics and information concerning the insurance arrangements for large and complex risks and whether or not any papers or documents are marked confidential.

“Employee Handbook”	the Aon Group Limited Employee Handbook, as amended from time to time.

“Group”	means the Company and all Associated Companies of it and its ultimate holding company.

“Group Company”	means any Company within the Group of which the Company is a member.

“Intellectual Property”	any design, literary or artistic work, invention, discovery or improvement in relation to methods and devices used by the Company or any Group Company.

“Prospective Client”

means a party for whom the Company or any Group Company is undertaking advisory, consultative or other work, with a view to arranging insurance or reinsurance coverage for that party, whether such coverage is to be arranged either directly or through the intermediary of any other insurance or reinsurance broker or consultant.

“Subsidiary”	shall have the meaning ascribed thereto by the Companies Act 1985.

23            Any notice under this Agreement may be served by the Company or any Group Company on the Executive, either personally, or by leaving it at, or sending it by registered post to his last known residential address, or by facsimile to the Executive’s facsimile number.

Any notice under this Agreement may be saved by the Executive on the Company, or any Group Company, by delivery to the President Aon Group Inc., or by sending it by registered post to the registered office of Aon Corporation, or by facsimile to Aon Corporation’s facsimile number, or to such other address, or facsimile number as may be notified to the Executive from time to time for this purpose.

Any notice sent by registered post, by either party, shall be deemed to have been served on the second day following that on which it was posted (excluding a Saturday, Sunday, Bank Holiday or Public Holiday) and, in proving such service, it shall be sufficient to show that the notice was properly addressed and posted.

Any notice given by facsimile, by either party, shall be deemed to have been served at the time of transmission.

24            This Agreement shall be governed by, and interpreted according to, the Laws of England.

25            In the event of the termination of the Executive’s employment hereunder, the Company reserves the right to require the Executive not to attend at its offices for all or part of the Executive’s notice period, unless requested to do so. During such period the Executive would remain an employee of the Company and continue to enjoy benefits such as membership of the pension fund, BUPA und use of the Company car but remain subject to the terms of the Executive’s employment contract Salary will be paid monthly in the normal way. During the period of notice when not required to attend at the offices of the Company the Executive will also comply with the reasonable directions of the Company with regard to its Clients and business. The Executive will not be entitled to receive any payment in respect of outstanding unused holiday entitlement at the end of such notice period.

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IN WITNESS whereof this Agreement has been entered into the day and year first above written.

SIGNED for and on behalf of the Aon Group, Inc. by:

DIRECTOR, PRESIDENT

AND CHIEF OPERATING OFFICER:

/s/ Michael D. O’Halleran

NAME (BLOCK CAPITALS)	MICHAEL D. O’HALLERAN

SIGNED for and on behalf of Aon Group Limited by:

COMPANY SECRETARY

/s/ John Hill

SIGNED as a deed an delivered by
the said Executive

SIGNATURE

/s/ Dennis L. Mahoney

FULL NAME
(BLOCK CAPITALS)	MR. DENNIS LEONARD MAHONEY

DATE

30th November 1998

in the presence of:

Name:	Chris Pritchard

Address:	Flat 3, 20 Holmbush Road

Putney

London

Occupation:	Secretary

THE SCHEDULE above referred to:

1              THE EXECUTIVE:

NAME:	Mr Dennis Leonard Mahoney

ADDRESS:	Holne Chase
Wilderness Road
Chislehurst Kent

2              CAPACITY OF EMPLOYMENT OF THE EXECUTIVE:

Chairman & Chief Executive Officer
Aon Group Limited

3                      (i)    THE TERMS OF THIS AGREEMENT WILL TAKE EFFECT FROM:

30th November 1998

(ii)           THE CONTINUOUS PERIOD OF EMPLOYMENT OF THE EXECUTIVE WITH THE COMPANY FOR STATUTORY PURPOSES BEGAN ON:

07 June 1984

(iii)          PLANNED EXPIRATION DATE:

30th November 2008

4                      THE EMPLOYER: Aon Group Limited

5	ADDRESS OF WORKPLACE:	10 Devonshire Square
London
EC2M 4PL

6	SALARY:	£ 475,000 per annum
Payable monthly in arrears

7	BONUS:	A discretionary bonus opportunity of up to one hundred fifty percent (150%) of Salary.

8	REVIEW DATE:	1st April 2000 and annually thereafter on 1st April

9	NOTICE PERIOD:	You are referred to clause 3 of this Agreement

10	NORMAL RETIREMENT DATE:	20 September 2010

11	PENSION SCHEME:	Alexander & Alexander UK Pension Scheme

12	A CONTRACTING-OUT CERTIFICATE is IN FORCE.

13	DISCIPLINARY AND GRIEVANCE PROCEDURES:

You are referred to Section 11 of the Employee Handbook and clause 12 of this Agreement

14	SICKNESS AND STATUTORY SICK PAY:

You are referred to Section 25 of this Employee Handbook and clause 7 of this Agreement

15.                   BENEFITS:

(a)           a minimum of 25 days paid annual holiday, at such time or times as shall be agreed with the Company, in addition to public holidays;

(b)           reimbursement of 75% of the Executive’s home telephone bill;

(c)           provision of motor car(s)/car allowance, in accordance with the rules and regulations from time to time of the Group Car Scheme

(d)           Petrol Card (Private Petrol for Company Car)

(e)           Mortgage Subsidy

16.                   PRIVATE MEDICAL INSURANCE SCHEME. Cover will be provided in accordance with the Scheme arranged by the Company.

17.                   PERMANENT HEALTH INSURANCE SCHEME. Cover will be provided in accordance with the Scheme arranged by the Company.